CRAZY WOMAN CREEK BANCORP INCORPORATED
                                 106 Fort Street
                             Buffalo, Wyoming 82834

                           OFFER TO PURCHASE FOR CASH
                     UP TO 350,000 SHARES OF COMMON STOCK OF
                     CRAZY WOMAN CREEK BANCORP INCORPORATED

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., MOUNTAIN TIME, ON NOVEMBER 4, 2003, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

CRAZY WOMAN CREEK BANCORP INCORPORATED IS:

o offering to purchase up to 350,000 shares of our common stock in a tender offer, and
o offering to purchase these shares at a price not greater than $18.25 nor less than $16.00 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD:

o specify the price between $16.00 and $18.25 at which you are willing to tender your shares,
o    specify the amount of shares you want to tender, and
o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

o we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase up to 350,000 shares or such lesser number of shares as are tendered,
o if the number of shares tendered at or below the selected price is not more than 350,000, we will purchase all these shares at that price, and
o if the number of shares tendered at or below the selected price is more than 350,000, we will purchase shares at the selected price:
     o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
     o then, on a pro rata basis from all other shareholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed under "The Offer - 6. Conditions of Our Offer."

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the information agent makes any recommendation to you as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered.

This document contains important information about our offer. We urge you to read it in its entirety.

                     The Information Agent for the Offer is:

                                [D.F. KING LOGO]

              The date of this Offer to Purchase is October 3, 2003

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

     o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

     o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to Computershare Trust Company Inc., the depository for our offer.

If you want to tender your shares but

     o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

     o your other required documents cannot be delivered to the depositary by the expiration of our offer,

     you can still tender your shares if you comply with the guaranteed delivery procedure described under "The Offer - 2. Procedures for Tendering Shares."

     TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." Note that this election could result in your shares being purchased at the minimum price of $16.00 per share.

     If you have any questions or need assistance, you should contact D.F. King & Co., Inc., the information agent for our offer, at their address and telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

                                TABLE OF CONTENTS


SECTION                                                                     PAGE
-------                                                                     ----

Summary.......................................................................1

Forward-Looking Statements....................................................6

Special Factors...............................................................7

     1.  Background of the Offer..............................................7
     2.  Purposes of and Reasons for the Offer ...............................7
     3.  Fairness of the Offer................................................9
     4.  Opinion of Financial Advisor........................................10
     5.  Our Plans After the Offer...........................................14
     6.  Effects of the Offer................................................15
     7.  Interests  of  Directors  and  Executive  Officers;
           Transactions and Arrangements Concerning Shares...................16
     8.  Federal Income Tax Consequences.....................................17

The Offer....................................................................20

     1.  Number of Shares; Price; Priority of Purchase.......................20
     2.  Procedures for Tendering Shares.....................................24
     3.  Withdrawal Rights...................................................28
     4.  Purchase of Shares and Payment of Purchase Price....................29
     5.  Conditional Tender Procedures.......................................30
     6.  Conditions of Our Offer.............................................31
     7.  Price Range of Shares; Dividends....................................33
     8.  Source and  Amount of Funds.........................................33
     9.  Information About Us and the Shares.................................34
     10. Effects of Our Offer on the Market for Our Shares;
           Registration Under the Exchange Act ..............................41
     11. Legal Matters; Regulatory Approvals.................................42
     12. Extension of Our Offer; Termination; Amendment......................42
     13. Fees and Expenses...................................................43
     14. Miscellaneous.......................................................44

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

                                     SUMMARY

         We are providing this summary for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.


WHO IS OFFERING TO               Crazy Woman Creek Bancorp Incorporated ("Crazy
PURCHASE MY                      Woman Creek").  We are offering to purchase up
SHARES?                          to  350,000  shares of our outstanding  common
                                 stock.  See "The Offer - 9.  Information About
                                 Us and the Shares."

WHAT IS THE PURCHASE             The price range for our offer is $16.00 to
PRICE?                           $18.25.

                                 We are conducting the offer through a procedure commonly called a "modified Dutch Auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares.

                                 We will look at the prices chosen by
                                 shareholders for all of the shares properly tendered. We will then select the lowest price
                                 that will   allow  us  to  buy  up  to 350,000
                                 shares. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

                                 If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal called "Price At Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $16.00 per share. See "The Offer -
                                 1. Number of  Shares;  Price;  Priority  of
                                 Purchase."

HOW AND WHEN WILL I BE           If your shares are purchased in our offer, you
PAID?                            will be paid the  purchase price, in cash,
                                 without interest, as soon as practicable after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment.
                                 See "Special Factors - 8.  Federal Income Tax
                                 Consequences,""The Offer - 1. Number of Shares;
                                 Price; Priority of Purchase" "- 2. Procedures for Tendering Shares," "- 4. Purchase of Shares and Payment of Purchase Price."

HOW MANY SHARES WILL             We will purchase up to 350,000 shares in our
CRAZY WOMAN CREEK                offer, or approximately 43% of our outstanding
PURCHASE IN ALL?                 common stock.  We also reserve the right to
                                 purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered.
                                 See "The Offer - 1. Number of Shares; Price;
                                 Priority of Purchase."

IF I TENDER MY SHARES,  HOW      All the shares  that you tender in our offer
MANY OF MY SHARES WILL           may not be purchased  even if they are tendered
CRAZY  WOMAN CREEK               at or below the price we select.  If more than
PURCHASE?                        350,000  shares are at or below the selected
                                 purchase price, we will purchase shares based on the following order of priority:

                                 o First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at prices equal to or below the selected price.

                                 o Second, we will purchase shares from all other shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described under "The Offer - 5. Conditional Tender Procedures." As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category.
                                    We will announce this proration percentage, if it is necessary, after our offer expires.

                                 As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See "The Offer - 1. Number of Shares; Price; Priority of Purchase."

HOW WILL CRAZY WOMAN             We would need a maximum of $6,387,500 to
CREEK PAY FOR THE SHARES?        purchase 350,000 shares at the highest price of
                                 $18.25. We will use cash on hand to pay for the shares we purchase in this offer. See "The
                                 Offer - 8.  Source and Amount of Funds."

HOW LONG DO I HAVE TO            You may tender your shares until our offer
TENDER MY SHARES TO              expires. Right now, the offer is scheduled to
CRAZY WOMAN CREEK                expire on November 4, 2003, at 5:00 p.m.,
                                 Mountain time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See "The Offer - 1.
                                 Number of Shares; Price; Priority of Purchase" and "- 12. Extension of Our Offer; Termination;
                                 Amendment."

HOW WILL I BE NOTIFIED IF        If our offer is extended, we will make a public
CRAZY WOMAN CREEK                announcement before 9:00 a.m., Mountain time,
EXTENDS THIS OFFER?              on the first business day after the offer was
                                 scheduled to expire.  See "The Offer - 12.
                                 Extension of Our Offer; Termination;
                                 Amendment."


WHAT ARE THE CONDITIONS          Our obligation to accept and pay for your
TO CRAZY WOMAN CREEK'S           tendered shares is conditioned upon the
OFFER?                           satisfaction or waiver of the conditions
                                 described in this document.  See "The Offer -
                                 6.  Conditions of Our Offer."

HOW DO I TENDER MY               To tender your shares, you must complete one of
SHARES?                          the actions described under "Important
                                 Procedures" on the inside front cover of this document before our offer expires.

                                 You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document.

                                 See "The Offer - 2. Procedure for Tendering
                                 Shares" and the instructions to the letter of transmittal.

ONCE I HAVE  TENDERED            Yes.  If you tender  your  shares and change
SHARES IN THE OFFER, CAN I       your mind, you may  withdraw  your  shares at
CHANGE MY MIND?                  any time  before our offer expires.

                                 In  addition,   after  our  offer expires,
                                 if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, Eastern time, on December 2, 2003. See "The Offer - 3. Withdrawal Rights."

                                 To withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary. See "The Offer - 3. Withdrawal Rights."

WHAT DO CRAZY WOMAN              Our board of  directors  has approved  this
CREEK AND ITS BOARD OF           offer.  However, neither we nor our board of
DIRECTORS THINK ABOUT            directors nor the information agent is making
THIS OFFER?                      any recommendation regarding whether you should
                                 tender or not tender your shares or at what
                                 price you should   choose  to  tender  your
                                 shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Except for one director who has indicated his intention to tender 1,200 shares owned by him, our directors and executive officers have advised us that they do not intend to tender shares in our offer. See "Special
                                 Factors - 2.  Purposes  of and  Reasons for the
                                 Offer."

WHAT IS A RECENT MARKET          Our common stock is traded on the Nasdaq
PRICE OF MY CRAZY WOMAN          SmallCap market under the symbol  "CRZY." On
CREEK SHARES?                    September  30, 2003, a date close to the date
                                 of this document, the best bid (the highest
                                 price a  prospective  buyer is prepared to pay
                                 for the stock) was $14.85 and the best ask (the
                                 lowest  price a  prospective seller is prepared
                                 to accept for the stock) was $15.77.  We   urge
                                 you to obtain more current market quotations for your shares. For trading information regarding the shares, you may call D.F. King &
                                 Co.,  Inc.,  toll free at (800)  347-4750,  See
                                 "The Offer - 7.  Price  Range of Shares;
                                 Dividends."

WILL I HAVE TO PAY               If you are a registered shareholder and tender
BROKERAGE COMMISSIONS            your shares directly to the depositary, you
OR STOCK TRANSFER TAX IF I       will not need to pay any brokerage commissions.
TENDER MY SHARES TO              If you hold shares through a broker or bank,
CRAZY WOMAN CREEK?               however, you should ask your broker or bank to
                                 see if you will be charged a fee to tender your shares. See "The Offer - 2. Procedures for Tendering Shares."

                                 If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See "The Offer - 4. Purchase of Shares and Payment of Purchase Price."


WHAT ARE THE UNITED              Generally, you will be subject to United States
STATES FEDERAL INCOME            federal income taxation when you receive cash
TAX CONSEQUENCES IF I            from us in exchange for the shares you tender.
TENDER MY SHARES TO              The cash you receive will be treated either as:
CRAZY WOMAN CREEK?
                                 o  a sale or exchange eligible for capital
                                    gains treatment; or

                                 o a dividend subject to ordinary income tax rates.

                                 See "Special Factors - 8. Federal Income Tax Consequences."

WHOM DO I CONTACT IF I           Our information agent can help answer your
HAVE QUESTIONS ABOUT             questions.  The information agent is D.F. King
CRAZY WOMAN CREEK'S              & Co., Inc.  Their contact information appears
OFFER?                           on the back page of this document.


WHAT ARE THE EFFECTS OF          We believe that our shares will  continue to be
THE OFFER ON THE MARKET          eligible for deregistration  under the Exchange
FOR OUR SHARES?                  Act following completion of our offer and, if
                                 deregistered, would no longer be eligible for quotation on the Nasdaq SmallCap Market. See
                                 "The Offer - 10.  Effects of Our Offer on the
                                 Market for Our Shares; Registration Under the
                                 Exchange Act"

IF I DECIDE NOT TO TENDER,       Because we plan to delist our common  stock
HOW WILL THE OFFER               from the Nasdaw SmallCap  Market  following
EFFECT MY SHARES OF              completion of the offer, there would likely be
COMMON  STOCK?                   no active public market in which to trade your
                                 shares of common stock; and because we intend to terminate the registration of our common stock under the Exchange Act following following completion of the offer, we will no longer be required to file periodic reports, such as quarterly and annual reports, with the Securities and Exchange Commission, and there will be very little current public information regarding us after the offer is completed.

                           FORWARD-LOOKING STATEMENTS

         This document contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

          o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

          o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

          o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

          o changes in deposit flows, loan demand or real estate values may adversely affect our business;

          o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

          o general economic conditions, either nationally or locally, in the markets in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

          o legislation or regulatory changes may adversely affect our business;

          o technological changes may be more difficult or expensive than we anticipate;

          o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

          o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

         All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                 SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER

         We were organized in December 1995 at the direction of Buffalo Federal Savings Bank (the "Bank") in connection with the Bank's conversion from the mutual to stock form. In March, 1996, the Bank completed the mutual-to-stock conversion and became a wholly owned subsidiary of ours. The conversion generated, through the issuance of shares of our common stock, $9.5 million of new capital to us, approximately half of which was contributed to the Bank, whose capital ratios prior to the conversion had significantly exceeded all minimum federal regulatory capital requirements.

         In March 2003, our management discussed with the Board of Directors a proposal to repurchase stock by means of an issuer tender offer. The Board discussed the matter at such meeting and instructed management to obtain further information from legal counsel regarding the structure, timing and costs of such an offer. The Board was subsequently provided with information from special counsel regarding a potential issuer tender offer. At the Board of Director's meeting in May 2003, the Board was advised of management's review of issuer tender offers. At such meeting, the Board also met with a representative of Janney Montgomery Scott LLC ("Janney Montgomery Scott"), our financial advisor, who provided a presentation regarding an issuer tender offer, with particular emphasis on a modified Dutch auction type of issuer tender offer. The Board further discussed the advantages and disadvantages of an issuer tender offer at its meeting in August 2003, and determined to continue exploring such an offer.

         The Board of Directors met in September 2003 to review and consider the proposed transaction. At that meeting, the Board of Directors ratified the selection of Janney Montgomery Scott as our financial advisor and met with a representative of Janney Montgomery Scott who presented a financial analysis of Crazy Woman Creek including the financial impact of the proposed offer on Crazy Woman Creek, potential price ranges for the offer, the methodologies used by Janney Montgomery Scott and the effect of the offer on the shares of common stock held by remaining shareholders. Janney Montgomery Scott provided the Board of Directors with information regarding a potential price range for the offer and stated that it was prepared to render its opinion that the offer (based on the range it recommended) was fair and equitable from a financial point of view to our shareholders.

         The Board of Directors met again on October 2, 2003 with legal counsel and Janney Montgomery Scott both available via telephone conference. The proposed offer with a price range of $16.00 to $18.25 was then presented to the Board. The Board reviewed the opinion of Janney Montgomery Scott, and the terms of the offer, and determined to approve the offer as fair and equitable and in the best interests of us and our shareholders. The Board of Directors, by unanimous vote, determined to accept Janney Montgomery Scott's recommended pricing.

2.  PURPOSES OF AND REASONS FOR THE OFFER

         We are making this offer to enable you to decide whether you desire to continue your investment in Crazy Woman Creek or whether you desire to obtain current value for your shares.

         The Board of Directors believes that the public market has not responded to the sustained profitability of Crazy Woman Creek. The shares have remained very thinly traded and have provided little liquidity for its shareholders, particularly those shareholders with larger equity positions in us. In addition, because of the low trading volume and the illiquidity of the shares, Crazy Woman Creek would probably not be able to utilize the shares effectively as a source of financing if we should ever decide to do so. For these reasons, Crazy Woman Creek may be unable to realize the principal benefits of being a publicly- traded company.

         The Board of Directors also believes that there are considerable costs and detriments to Crazy Woman Creek in remaining a publicly-traded company. The recent passage of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and the rules and regulations promulgated thereunder, subject publicly-traded companies to additional and more cumbersome reporting regulations and disclosure. Compliance with Sarbanes-Oxley and corresponding regulations will significantly increase our expenses. This heightened requirement for disclosure and compliance, coupled with the time expended by our management, including the legal, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports, was a significant factor in the Board of Director's determination to proceed with this offer and ultimately pursue the deregistration and delisting of Crazy Woman Creek's shares from the publicly-traded market.

         We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our shareholders and is consistent with our long-term goal of increasing shareholder value. We believe we have adequate sources of capital to both complete the share repurchase and continue with our regular pursuit of business opportunities. The purpose of our offer is to ultimately provide shareholders with liquidity for their shares prior to delisting and deregistration for a price that the Board of Directors, after considering the opinion of its financial advisor, Janney Montgomery Scott, has determined to be fair and equitable to the shareholders of the Company.

         Our capital base significantly exceeds all applicable regulatory standards and the amount of capital needed to support our banking business. After evaluating the advantages and disadvantages of the offer as a way to more efficiently utilize our capital base and to attempt to maximize shareholder value, our management and Board of Directors believe that the purchase of shares pursuant to the offer is a positive action that is intended to accomplish the desired objectives. Given the lack of liquidity in the trading market for our common stock, the Board determined this was a better alternative than attempting to repurchase our common stock through small open market stock repurchases.

         The offer is designed to restructure our balance sheet in order to increase return on equity by reducing the amount of equity and shares outstanding. Based upon the current market price of our shares, we believe the purchase of shares is an attractive use of funds. Following the purchase of the shares, we believe funds provided by earnings, combined with other sources of liquidity, will be fully adequate to meet our funding needs for the foreseeable future. Upon completion of the offer, we expect that we and our wholly-owned subsidiary bank, Buffalo Federal Savings Bank, will continue to meet or exceed all minimum regulatory capital requirements.

         The offer will enable shareholders to sell a portion of their shares while retaining a continuing equity interest in us if they so desire. The offer may provide shareholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $18.25 nor less than $16.00 per share) at which they are willing to sell their shares and, if any such shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with open-market sales. In addition, odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's shares. For shareholders who do not tender, there is no assurance that the price of the stock will not trade below the price being offered pursuant to the offer, nor is there any assurance that there will be an active public market in which to trade your shares of common stock. For shareholders who do tender, the trading price of stock may increase as a result of the offer or an unexpected acquisition at a premium could occur in the future.

         NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT OR OUR FINANCIAL ADVISOR MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR NOT TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

3.  FAIRNESS OF THE OFFER

         On October 2, 2003, our Board of Directors approved the offer as fair and equitable and in the best interests of Crazy Woman Creek and all of our shareholders, including unaffiliated shareholders.

         The Board of Directors took into account a number of factors, including the following, in reaching its belief that the offer is fair and in the best interest of Crazy Woman Creek and all of our shareholders, including unaffiliated shareholders:

                  (i) The opinion delivered to the Board of Directors by Janney Montgomery Scott, our financial advisor, that the consideration to be received in the offer is fair, from a financial point of view, to our shareholders, including unaffiliated shareholders, and the oral and written presentations of Janney Montgomery Scott supporting this opinion. A copy of Janney Montgomery Scott's opinion is attached to this document as Exhibit I and should be read in its entirety by each shareholder. For a description of the information presented by Janney Montgomery Scott to us, see "Special Factors - 4. Opinion of Financial Advisor."

                  (ii) Our financial condition and results of operations, including our earnings per share and capital levels for the year ended September 30, 2002 and the first nine months of 2003.

                  (iii) Our capital and the capital of the Bank, which after the payment of a dividend to us by the Bank and our purchase of 350,000 shares in the offer would remain significantly in excess of minimum capital requirements. The following table sets forth (a) the Bank's capital ratios as of June 30, 2003 and as adjusted to give effect to the purchase of 350,000 shares, and (b) the minimum capital ratios for savings associations required by the OTS:


                             As of June 30, 2003
                             -------------------
      Ratio                      Historical        As Adjusted          Minimum
      -----                      ----------        -----------          -------
Total risk-based capital           22.67%            14.49%              8.00%
Tier I risk-based capital          21.91%            13.67%              3.00%
Tier I core                        14.26%            9.14%               4.00%

                  (iv) The percentage by which the per share price to be paid in the offer exceeds recent trading prices and estimated trading values. See "Special Factors - 4. Opinion of Financial Advisor."

                  (v) Various financial ratios of ours compared to those of comparable companies, including particularly comparisons of return on equity and equity-to-assets ratio. See "Special Factors - 4. Opinion of Financial Advisor."

                  (vi) The likelihood that the transaction would be consummated.

                  (vii) The fact that our shareholders would be able to participate in the offer by selling a portion of their shares and have the opportunity to participate in any future growth following consummation of the offer.

                  (viii) The fact that the offer is a voluntary transaction in which our shareholders may or may not participate.

                  (ix)  The  limited   trading  market  for  our  common  stock,
         including limited liquidity, relatively low prices and trading volume.

                  (x)  The  considerable   costs  associated  with  remaining  a
         publicly-traded company.

         In view of the wide variety of factors considered in connection with its evaluation of the offer, the Board has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer. In making its determination that the offer is fair and in the best interests of our shareholders, including unaffiliated shareholders, the Board considered the opinion of Janney Montgomery Scott and the oral and written presentations of Janney Montgomery Scott discussing the material factors included in its analysis, and such opinion and related discussion were accepted and adopted by the Board. Janney Montgomery Scott's analysis is described below under "Special Factors - 4. Opinion of Financial Advisor."

         The Board of Directors has approved the offer. The non-employee directors, who comprise a majority of the Board of Directors, have approved the offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating terms of the offer. The offer does not require the approval of a majority of unaffiliated shareholders. Despite the lack of an unaffiliated representative acting solely on behalf of the unaffiliated shareholders and despite the fact that our offer is not structured to require the approval of the unaffiliated shareholders, we believe that our offer is procedurally fair to unaffiliated shareholders, in addition to being substantively fair with respect to the pricing range offered. We base that belief on the unanimous approval of our offer by all of our non-employee directors, who comprise a majority of the Board.

4.  OPINION OF FINANCIAL ADVISOR

         In September 2003, we retained Janney Montgomery Scott, a financial consulting firm, on the basis of its experience, to render a written fairness opinion to our Board of Directors and shareholders as to the fairness of our offer, from a financial point of view, of the pricing range, on a per share basis.

         Janney Montgomery Scott, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other securities transactions.

         On October 2, 2003, Janney Montgomery Scott issued an opinion to our Board of Directors that, in its opinion, the terms of the share repurchase as provided in the offer are fair and equitable, from a financial perspective, to us and to our shareholders. This opinion is based upon conditions as they existed on October 2, 2003. A copy of the opinion is attached as Exhibit I to this document, and each shareholder should read such opinion in its entirety. Janney Montgomery Scott's written opinion does not constitute an endorsement of the offer or a recommendation to any shareholder to tender their shares.

         In  rendering  its  opinion,  Janney  Montgomery  Scott  has  reviewed, analyzed and relied upon material relating to our financial and operating condition, including among other things, the following: (i) a draft of a Schedule TO relating to the proposed tender offer dated October 3, 2003, which Janney Montgomery Scott assumed would correspond in all material respects to the Schedule TO as filed with the Securities and Exchange Commission; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2002; (iii) certain Quarterly Reports on Form 10-Q and certain other communications from us to our stockholders; (iv) the most recent regulatory safety and soundness report, compliance report and Community Reinvestment Act Report; (v) the internal loan classification list, OREO list and delinquency list; (vi) the 2003 fiscal budget; (vii) details on the ESOP, and stock option plans; and (viii) other financial information concerning our business and operations furnished by us to Janney Montgomery Scott for purposes of their analysis. In addition, Janney Montgomery Scott discussed with management our operating performance and future prospects, primarily with respect to the current level of our earnings and future expected operating results.

         Janney Montgomery Scott maintains a comprehensive database that includes operating results, trading prices and the prices paid for financial institutions throughout the United States. Janney Montgomery Scott utilized this information to perform the following valuation analyses: comparable trading analysis, comparable company acquisition analysis, discounted cash flow analysis and modified dutch auction analysis. In each of these analyses (discussed in more detail below) Janney Montgomery Scott formed a peer or comparison group. Janney Montgomery Scott then calculated the implied value of our stock based on our financial performance and the median multiple to both tangible book value and earnings of the identified peer group.

Comparable Trading Analysis. Janney Montgomery Scott reviewed financial data related to the following four peer groups:

          Comp Set #1 All public  thrifts in the U.S. with assets  between $50 -
                      $100 million (15 thrifts)

          Comp Set #2 All public  thrifts in the U.S. with assets  between $50 -
                      $100 million and tangible equity / tangible assets > 12.5% (7 thrifts)

         Comp Set #3  All public thrifts in the U.S. with assets between $50 -
                      $100 million and return on assets < 1.0% and return on equity < 5.0% (6 thrifts)

         Comp Set #4  All public thrifts in the Western Region with assets <
                      $500 million (7 thrifts)

         The following table presents the minimum, maximum and median price to tangible book ratios and price to last twelve moths earnings multiples for all four comparison groups. The table also calculates the implied price to tangible book multiple and the implied price to last twelve months earnings multiple based on both the low and high end of the tender offer range.

                                 Price to Tangible Book            Price to Tangible Book
                            --------------------------------  ------------------------------------
                            Comp    Comp     Comp     Comp    Comp     Comp     Comp     Comp
                            Set #1  Set #2   Set #3   Set #4  Set #1   Set #2   Set #3   Set #4
                            --------------------------------  ------------------------------------
Low                          59.8%   73.6%    73.6%    91.0%     9.1  x  13.2  x  16.6  x   7.1  x
Median                       89.7%   84.5%    84.0%   145.6%    16.6  x  17.4  x  20.9  x  14.3  x
High                        108.3%  100.4%    91.0%   154.7%    65.5  x  65.5  x  65.5  x  45.5  x

Tender offer at $16.00       97.0%                              34.8  x
Tender offer at $18.25      110.7%                              39.7  x


         Based on the median price to tangible book ratios and our tangible book value as of June 30, 2003 Janney Montgomery Scott calculated an implied value range for our stock of $13.85 to $24.01. Based on the median price to earnings multiples and our last twelve months core earnings per share of $0.46 Janney Montgomery Scott calculated an implied valuation range for our stock of $6.58 to $9.61.

Comparable Company Acquisition Analysis. Janney Montgomery Scott reviewed certain financial information with regard to the following three sets of comparable thrift transactions:

          Comp Set #1   All thrift acquisitions  nationwide with assets between
                        $50 - $100 million announced since 1/1/2000 (30 transactions)

          Comp Set #2   All thrift acquisitions nationwide with assets between
                        $50 - $100 million and equity to assets >12.5% announced since 1/1/2000 (11 transactions)

          Comp Set #3   All thrift acquisitions  nationwide with assets  between
                        $50 - $100 million and return on assets <1.0% and return on equity <5.0% announced since 1/1/2000
                        (20 transactions)

         The following table presents the minimum, maximum and median price to tangible book ratios and price to last twelve months earnings multiples for all three comparison groups. The table also calculates the implied price to tangible book multiple and the implied price to last twelve months earnings multiple based on both the low and high end of the tender offer range.


                                                         Price to LTM Core
                            Price to Tangible Book       earnings per share
                           ------------------------  ---------------------------
                           Comp    Comp     Comp     Comp     Comp     Comp
                           Set #1  Set #2   Set #3   Set #1   Set #2   Set #3
                           ------------------------  ---------------------------
Low                         89.2%   96.5%    89.2%     15.5  x  20.1  x  22.1  x
Median                     124.3%  122.7%   116.9%     24.6  x  26.3  x  31.1  x
High                       215.7%  164.2%   170.2%     45.9  x  43.3  x  45.9  x

Tender offer at $16.00      97.0%                      34.8  x
Tender offer at $18.25     110.7%                      39.7  x


         Based on the median price to tangible book ratios and our tangible book value as of June 30, 2003 Janney Montgomery Scott calculated an implied value range for our stock of $19.28 to $20.50. Based on the median price to earnings multiples and our last twelve months core earnings per share of $0.46 Janney Montgomery Scott calculated an implied valuation range for our stock of $11.32 to $14.31.

         No company or transaction used in the Comparable Company Acquisition Analysis is identical to us. Therefore, an analysis of these results is not solely mathematical, but involves complex considerations and judgements concerning the differences in financial and operating characteristics of the companies analyzed.

Discounted Cash Flow Analysis. Janney Montgomery Scott estimated the present value of our stock based on a continued independence scenario by estimating the future stream of after-tax dividend flows over the period beginning September 30, 2003 and ending on September 30, 2008. Earnings were estimated to increase approximately 17% in fiscal 2004 and then 7% per year thereafter. To approximate the terminal value of our stock as of September 30, 2008, Janney Montgomery Scott applied price to earnings multiples ranging from 20.0x to 30.0x and price to tangible book multiples ranging from 100% to 140%. The dividend income streams and terminal values where then discounted to present value using discount rates ranging from 8.0% to 12.0%. The discount rates were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of our stock. This analysis indicated an implied range of values from $12.49 to $19.92 when applying multiples of tangible book value and a range of $11.17 to $18.77 when applying price to earnings multiples.

Comparable Modified Dutch Auction Analysis. The modified dutch auction analysis examined nine modified dutch auctions completed since January 2000. The analysis attempted to ascertain the implied valuation, or implied midpoint of the tender offer range, based on the financial performance of companies undertaking a modified dutch auction and the mid point of their respective tender offer range. The table below calculates the implied midpoint of a valuation range for this offering based on the median price to book, price to last twelve months core earnings per share and the premium to the market price one month prior to the announcement of the modified dutch tender offers analyzed. Data from completed transactions must be evaluated in the context of the market conditions prevailing at that time of the modified dutch tender offer.

                                Price/          Price/          Premium to
                                Book         LTM Core EPS    Price 1 Month Prior
                                ----         ------------    -------------------

Low                              81.7%          10.1 x              3.2%
Median                          114.3%          17.1 x             14.7%
High                            176.4%          28.0 x             38.5%

Tender Offer at $16.00           97.0%          34.8 x              6.7%
Tender offer at $18.25          110.7%          39.7 x             21.7%

         Based on the median price to tangible book ratio of 114.3% and our book value per share at June 30, 2003 Janney Montgomery Scott calculated an implied value of $19.17. Based on the median earnings multiple of 17.1x and our last twelve months core earnings Janney Montgomery Scott calculated an implied value of $7.87. Based on the median premium to stock price one month prior to announcement and assuming our stock price one month prior to announcement was $15.00 Janney Montgomery Scott calculated an implied value of $17.21.

         Other Considerations. Janney Montgomery Scott considered the pro forma impact on a tender offer to our book value per share, earnings per share and other financial metrics. In addition, Janney

Montgomery Scott considered the impact to the liquidity in our common stock as a result of a tender offer.

         Conclusion. When taking all of the valuation analyses and other factors into consideration, it is Janney Montgomery Scott's opinion that the pricing range of the tender offer is fair from a financial point of view for our common stock shareholders.

         For its services as an independent consultant with regard to the offer, including the rendering of its opinion referred to above, we have agreed to pay Janney Montgomery Scott aggregate fees of approximately $50,000. Janney Montgomery Scott has not previously provided consulting and appraisal services to us. The fees derived from these services are not material relative to Janney Montgomery Scott's total gross revenue.

5.  OUR PLANS AFTER THE OFFER.

         It is expected that following the offer, our business and operations will be continued substantially as they are currently being conducted by management. Except for the offer and as otherwise described in this document, we do not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any of our operations or sale or transfer of a material amount of assets involving us or any of our subsidiaries, or any changes in our capitalization or any other change in our corporate structure or business or the composition of our management. However, we will continue to review our business plan and strategic direction and in such process may develop strategies for internal growth through expansion of products and services or growth through acquisitions and/or branching.

         OTHER TRANSACTIONS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

          o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries,

          o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries taken as a whole,

          o a material change in our present dividend rate or policy, or in our indebtedness or capitalization,

          o    a change in our present Board of Directors or management,

          o    a material change in our corporate structure or business,

          o    an acquisition or disposition by any person of our securities, or

          o    a change  in our  articles  of  incorporation,  by-laws  or other
               governing   documents   or  an  action  that  could   impede  the
               acquisition of control of us.

         At the completion of this offer, we plan to terminate our registration under the Exchange Act and delist our common stock from the Nasdaq SmallCap Market. Upon termination of our registration, we will no longer be required to file periodic reports with the Securities and Exchange Commission (the "SEC").

See "Special Factors - 6. "Effects of the Offer" below and"The Offer - 10. Effects of Our Offer on the Market for Our Shares; Registration Under the Exchange Act."

         Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing shareholder value we may undertake or plan actions that relate to or could result in one or more of these events.

6.  EFFECTS OF THE OFFER.

         As we described above, this offer will reduce the number of issued and outstanding shares of common stock of Crazy Woman Creek. Accordingly, if you do not tender, your percentage ownership interest in Crazy Woman Creek after the offer will be greater than your percentage ownership interest before the offer.

         Consummation of the offer will permit the continuing shareholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in us. Such benefits include management and investment discretion with regard to the future conduct of our business and the benefits of the profits generated by operations and increases, if any, in our value. The continuing shareholders will also bear the risk of any decrease in the value of Crazy Woman Creek following the offer.

         We intend to terminate the registration of the shares under the Exchange Act at the completion of the offer which will no longer permit us to be traded and quoted on the Nasdaq SmallCap Market. As a result, the equity securities of Crazy Woman Creek outstanding after the offer will not be admitted to trading or quotation on any national securities exchange or association, there will be limited trading information and market liquidity regarding such securities, and we will no longer file periodic reports with the Commission. Crazy Woman Creek will become a deregistered company, and the continuing shareholders will succeed to a more dominant equity interest in us.

         Becoming a deregistered company will eliminate the substantial time and costs, both general and administrative, attendant to maintaining our status as a reporting company under the Exchange Act, especially in light of the heightened compliance and disclosure requirements attributable to the passage of Sarbanes-Oxley. In addition to expending the time of its management, we incur significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports. The total out-of-pocket expenses associated with maintaining our public status is approximately $100,000 per year. These costs include review of periodic reports to the Commission (such as Forms 10-KSB and Forms 10-QSB and 8-K), legal and accounting fees relating to such matters, annual fees for our transfer agent, fees relating to the listing of its common stock on the Nasdaq SmallCap Market and directors' fees and costs associated with communications with shareholders. These costs do not include the salaries and time of our employees who also devote attention to these matters.

         The termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by us to our shareholders and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that our officers, directors and ten-percent shareholders file certain reports concerning ownership of our equity securities and provisions that any profit by such officers, directors and shareholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company. In addition, the ability of "affiliates" of the Company and other persons to dispose of the Shares that are "restricted securities" pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

         Of course, we may issue additional shares of common stock and other securities at any time, and these issuances will reduce your percentage ownership interest. As we discuss below, we also may purchase more of our stock, which would have the effect of increasing your percentage ownership interest.

         You may be able to sell shares that you do not tender or that are otherwise not purchased in our offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this offer. Consummation of the offer will further reduce the liquidity of the shares, and there can be no assurance that shareholders will be able to find willing buyers for their shares after the offer. See "The Offer - 10. Effects of our Offer on the Market for our Shares; Registration under the Exchange Act."

         Following completion of the offer, we may repurchase additional shares in the open market, in privately negotiated transactions or otherwise. Future purchases may be on terms that are more or less favorable to shareholders than this offer. However, SEC Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares outside of our offer until ten business days after the expiration date of our offer, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business.

         Shares that we acquire in our offer will be retained as treasury stock, and will be available for us to issue without further shareholder action (except as required by applicable law or regulation) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

7. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

         INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS. Information about our directors and executive officers, including information relating to stock ownership, agreements concerning our securities (including option and restricted stock grants) and the business address of such directors and officers is set forth in Schedule I to this document. As of September 30, 2003, our directors and executive officers as a group beneficially owned (including pursuant to exercisable options) an aggregate of 122,854 shares (approximately 14.38% of the outstanding shares including shares issuable upon the exercise of options held by directors and executive officers). Such ownership includes 37,553 shares as of September 30, 2003 subject to exercisable stock options which are held by executive officers and directors.

         Our directors and executive officers are entitled to participate in our offer on the same basis as all other shareholders. We anticipate that one director intends to tender approximately 1,200 shares. No other directors or executive officers will participate in the offer.

         Assuming we purchase 350,000 shares pursuant to the offer, the percentage of shares beneficially owned by executive officers, directors, the ESOP, and the MSBP would be approximately 37.49% of the outstanding shares immediately after the offer (including shares issuable upon the exercise of options held by executive officers and directors).

         TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the 60 days before October 3, 2003.

         Except as otherwise described in this document and except for outstanding options to purchase shares granted from time to time over recent years to certain employees (including executive officers) and directors pursuant to our stock option plan, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

8.  FEDERAL INCOME TAX CONSEQUENCES.

         The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Internal Revenue Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "United States holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a "United States holder" means:

          o    a citizen or resident of the United States;

          o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

          o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

          o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

         HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME

TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF OUR OFFER.

         SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

         CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from Crazy Woman Creek.

         Under Section 302 of the Internal Revenue Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

          o results in a "complete termination" of the United States holder's equity interest in Crazy Woman Creek;

          o results in a "substantially disproportionate" redemption with respect to the United States holder; or

          o is "not essentially equivalent to a dividend" with respect to the United States holder.

         Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

         If a United States holder satisfies any of the Section 302 tests explained below under the caption "Section 302 Tests", the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

         If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Internal Revenue Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Internal Revenue Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current and accumulated earnings and profits (within the meaning of the Internal Revenue Code). To the extent the amount of the distribution exceeds the United States holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

         We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under our offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

         CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES. In applying each of the Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the
Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under our offer qualifies for sale treatment in their particular circumstances.

         SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

          o Complete Termination Test. The purchase of a United States holder's shares by us under our offer will result in a "complete termination" of the United States holder's equity interest in Crazy Woman Creek if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Internal Revenue Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

          o Substantially Disproportionate Test. The purchase of a United States holder's shares by us under our offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

          o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by us under our offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Crazy Woman Creek as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under our offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

         CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Internal Revenue Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

         SHAREHOLDERS WHO DO NOT RECEIVE CASH UNDER OUR OFFER. Shareholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

         BACKUP WITHHOLDING TAX. See "The Offer - 2. Procedures for Tendering Shares" with respect to the application of United States federal backup withholding tax.

         THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.


                                    THE OFFER

1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

         GENERAL. On the terms and subject to the conditions of our offer, we will purchase at a price not greater than $18.25 nor less than $16.00 per share, net to the seller in cash, without interest, 350,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the procedures set forth under "The Offer - 3. Withdrawal Rights."

         The term "expiration date" with respect to our offer means 5:00 p.m., Mountain time, on November 4, 2003, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended, will expire. See "The Offer - 12. Extension of Our Offer; Termination; Amendment" for a description of our right to extend, delay, terminate or amend our offer.

         In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $18.25 nor less than $16.00 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering shareholder receiving a price per share as low as $16.00.

         As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $16.00 and $18.25 net per share in cash, without interest, that will enable us to purchase 350,000 shares, or such lesser number of shares as are properly tendered.

         Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 350,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See "The Offer - 12. Extension of Our Offer; Termination; Amendment."

         All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

         All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

         On the letter of transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

         You may withdraw your shares from our offer by following the procedures described under "The Offer - 3. Withdrawal Rights."

         If we:

          o    increase or decrease the range of prices to be paid for shares,

          o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

          o    decrease the number of shares being sought in our offer.

then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "The Offer - 12. Extension of Our Offer; Termination; Amendment." For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain time.

         In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $16.00 to the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $16.00. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

         OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER -
6. CONDITIONS OF OUR OFFER."

         PRIORITY OF PURCHASES. Upon the terms and conditions of our offer, if 350,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

         Upon the terms and conditions of our offer, if more than 350,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase properly tendered shares in the following order:

          o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

               (i) tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

               (ii) completes  the section  entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

          o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

         As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 350,000 properly tendered shares at prices equal to or below the purchase price.

         As we noted above, we may elect to purchase more than 350,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

         ODD LOTS. For purposes of our offer, the term "odd lots" means all shares properly tendered before the expiration date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares and certifies to that fact in the "Odd Lots" box on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described under "The Offer - 2. Procedures for Tendering Shares."

         This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

         Any odd lot holder wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

         We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders all shares owned beneficially or of record at or below the purchase price and who, as a result of proration, would then own a total of fewer than 100 shares. If we exercise this right, it will increase the number of shares that we are offering to purchase in our offer by the number of shares purchased through the exercise of this right, subject to applicable law.

         PRORATION. If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the expiration date. Subject to the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders other than odd lot holders at or below the purchase price selected by us.

         Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described under "The Offer - 2. Procedures for Tendering Shares," and because of the odd lot procedures described above and the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

         As described under "Special Factors - 8. Federal Income Tax Consequences," the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed under "The Offer -
5. Conditional Tender Procedures," in order to structure their tender for federal income tax reasons.

2.  PROCEDURES FOR TENDERING SHARES.

         PROPER TENDER OF SHARES. For your shares to be properly tendered, either (1) or (2) below must happen:

          (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

          o    the certificates for the shares, and

          o    a properly  completed  and executed  letter of  transmittal  or a
               manually  executed   facsimile  of  it,  including  any  required
               signature guarantees, and

          o    any other documents required by the letter of transmittal.

          (2) You must comply with the guaranteed delivery procedure set forth below.

         In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price At Which You Are Tendering":

          o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the letter of transmittal next to "Shares tendered at price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $16.00 per share.

          o If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check ONE box in this section under "Shares tendered at a price determined by you." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

         If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with the procedures described under "The Offer - 3. Withdrawal Rights") at more than one price. To tender shares properly, one and only one price box must be checked in the "Price At Which You Are Tendering" section on each letter of transmittal.

         In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth under "The Offer - 1. Number of Shares; Price; Priority of Purchase."

         If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

         ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

          o the letter of transmittal is signed by the registered holder of the shares tendered exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

          o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

See Instruction 1 of the letter of transmittal.

         On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

          o    your   certificates   must  be  endorsed  or  accompanied  by  an
               appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

          o the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

         METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

          o    certificates for such shares,

          o    any  of  a  properly   completed  and  duly  executed  letter  of
               transmittal or a manually signed facsimile thereof, and

          o    any other documents required by the letter of transmittal.

         THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND

THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         GUARANTEED DELIVERY. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

          o    the  tender  is  made  by  or  through  an   eligible   guarantor
               institution;

          o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

          o all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

               o    the certificates for the shares, and

               o a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, and

               o    any other documents required by the letter of transmittal.

         EMPLOYEE BENEFIT PLANS. We sponsor two employee benefit plans (the "Stock Plans") which hold shares: Employee Stock Ownership Plan ("ESOP") and the Management Stock Bonus Plan ("MSBP").

         Decisions as to whether to tender ESOP shares will be made by the ESOP trustees, consisting of our non-employee directors, subject to the terms of the plan and ERISA. The ESOP trustees have informed us that as of the date hereof they do not intend to tender any shares held in the ESOP Plan. In addition, Crazy Woman Creek Bancorp Incorporated has determined that shares of its common stock held in the MSBP will not be tendered in the offer.

         We are not offering, as part of the offer, to purchase any of the options outstanding under the Crazy Woman Creek 1996 Stock Option Plan and tenders of such options will not be accepted. In no event are any options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

          o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

          o    the tender of shares complies with Rule 14e-4.

         It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering

          o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

          o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

         Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

         RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned as soon as practicable after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the shareholder.

         FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

         Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 13 of the letter of transmittal.

         TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

         For a discussion of United States  federal income tax  consequences  to
tendering   shareholders,   see  "Special   Factors  -  8.  Federal  Income  Tax
Consequences."

         LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company Inc., the transfer agent for our shares, at
(303)262-0600, extension 4732 for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Computershare Trust Company Inc. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

         DISSENTERS' RIGHTS. No dissenters' rights are available to shareholders in connection with the Offer under applicable Wyoming law.

3.  WITHDRAWAL RIGHTS.

         Shares tendered may be withdrawn at any time before the expiration of the offer and, unless accepted for payment by us after the expiration of the offer, may also be withdrawn at any time after 12:00 midnight, Eastern time, on December 2, 2003. Except as otherwise provided in this Section 3, tenders of shares are irrevocable.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

         All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described under "The Offer - 2. Procedures for Tendering Shares."

         If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3.

4. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

          o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

          o accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

         For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

         Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 350,000 shares, subject to increase or decrease as provided under "The Offer - 1. Number of Shares; Price; Priority of Purchase," and "- 12. Extension of Our Offer; Termination; Amendment," if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $16.00 and $18.25 per share.

         We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

         In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven to ten business days after the expiration date.

         We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer under "The Offer - 6. Conditions of Our Offer."

         We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 28% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE "THE OFFER - 2. PROCEDURES FOR TENDERING SHARES." ALSO SEE "SPECIAL FACTORS - 8. FEDERAL INCOME TAX CONSEQUENCES" REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

5.  CONDITIONAL TENDER PROCEDURES.

         Under certain circumstances and subject to the exceptions for odd lot holders described under "The Offer - 1. Number of Shares; Price; Priority of Purchase," we may prorate the number of shares purchased pursuant to our offer. As discussed under "Special Factors - 8. Federal Income Tax Consequences," the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any of the shareholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender, since your shares will not be subject to proration. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

         If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 350,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

         After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 350,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 350,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

         All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned as soon as practicable after the expiration date without any expense to the shareholder.

6.  CONDITIONS OF OUR OFFER.

         Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after October 3, 2003 and before the expiration of our offer, any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment makes it inadvisable for us to proceed with our offer or with acceptance for payment:

          o there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

          o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly

               o make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of our offer; or

               o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

               o    there has occurred any of the following:

               o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

               o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

               o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories;

               o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

               o any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

               o any change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that, in our reasonable judgment, is or may be material and adverse to us or our subsidiaries.

         The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time up until the expiration of our offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

         SHARE PRICES. Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "CRZY". The following table sets forth, for the fiscal quarters indicated, the high and low intra day sale prices for our common stock.

                                                                    Dividends
                                                                       Paid
Fiscal Year                                       High       Low    Per Share
-----------                                       ----       ---    ---------
2001:
1st Quarter.................................     $11.78    $10.63     $0.12
2nd Quarter.................................      16.63     11.25      0.12
3rd Quarter.................................      16.45     13.00      0.12
4th Quarter.................................      18.50     12.06      0.12

2002:
1st Quarter.................................      14.35     12.50      0.12
2nd Quarter.................................      15.80     13.35      0.12
3rd Quarter.................................      16.75     13.28      0.12
4th Quarter.................................      13.74     11.70      0.12

2003:
1st Quarter.................................      13.50     12.26      0.12
2nd Quarter.................................      15.85     12.38      0.12
3rd Quarter.................................      15.85     13.50      0.12
4th Quarter (through September 30, 2003)....      15.60     14.50      0.12


         On September 30, 2003, a date close to the date of this document, the best bid (the highest price a prospective buyer is prepared to pay for the stock) was $14.85 and the best ask (the lowest price a prospective seller is prepared to accept for the stock) was $15.77, as quoted on the Nasdaq SmallCap Market. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. For trading information, you may call D.F. King & Co., Inc. at (800) 347-4750.

8.  SOURCE AND AMOUNT OF FUNDS.

         Assuming that 350,000 shares are tendered in the offer at a price between $16.00 and $18.25 per share, the aggregate purchase price paid by us will be between $5,600,000 and $6,387,500. We expect that our fees and expenses for the offer will be approximately $150,000.

         We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from our existing assets, primarily out of available cash.

9.  INFORMATION ABOUT US AND THE SHARES.

         GENERAL. We are the parent company for Buffalo Federal Savings Bank (the "Bank"). We were formed as a Wyoming corporation in December 1995 at the direction of the Bank in connection with the Bank's conversion from a mutual to stock form of ownership. We acquired all of the capital stock issued by the Bank upon its conversion. In March 1996, the Bank completed its conversion in connection with a $10.58 million initial public offering of common stock of Crazy Woman Creek. We are a unitary savings and loan holding company and, under existing laws, generally are not restricted in the types of business activities in which we may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, we conduct no significant business or operations of our own other than holding all of the outstanding stock of the Bank and investing our portion of the net proceeds obtained in the conversion.

         The Bank is a federally-chartered stock savings bank headquartered in Buffalo, Wyoming, which was originally chartered in 1932 under the name "Buffalo Building and Loan Association." Deposits are insured up to the maximum allowable by federal law. The Bank is a community oriented financial institution offering a variety of financial services to meet the needs of the communities that it serves. The Bank conducts its business from its offices in Buffalo, Gillette and Sheridan, Wyoming.

         The Bank attracts deposits from the general public and uses such deposits, together with borrowings and other funds, primarily to originate and fund loans secured by first mortgages on owner- occupied, one-to-four family residences in its market area. The Bank also makes commercial real estate, commercial, home equity loans, loans secured by deposits, automobile loans and personal loans and invests in municipal obligations, mortgage-backed securities, and other investments.

         SHARES OUTSTANDING. As of September 30, 2003, we had 816,898 issued and outstanding shares of common stock.

         The 350,000 shares that we are offering to purchase represent approximately 43% of our issued and outstanding stock as of September 30, 2003. Assuming that we purchase all 350,000 shares that we are offering to purchase, the number of our issued and outstanding shares would be reduced to 466,898 immediately after the offer.

         FINANCIAL STATEMENTS. Our historical financial statements for the fiscal years ended September 30, 2002 and 2001 are incorporated herein by reference to Exhibit 13 to our Annual Report on Form 10-KSB for the year ended September 30, 2002, filed with the SEC.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The following summary historical consolidated financial information has been derived from our audited financial statements for the years ended September 30, 2002 and 2001 and from our unaudited financial statements for the three and nine months ended June 30, 2003 and 2002 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly report on Form 10-QSB for the quarter ended June 30, 2003 and our Annual Report on Form 10-KSB for the year ended September 30, 2002. Copies of these reports may be obtained as described in this document.

                                Crazy Woman Creek
                    Summary Historical Financial Information


FINANCIAL HIGHLIGHTS                                                              At June 30                  At September 30,
                                                                          --------------------------     --------------------------
(Dollars in Thousands except per share date)                                     2003         2002              2002         2001
                                                                          --------------------------     --------------------------
Total assets                                                                  $  79,731    $  74,117         $  75,521    $  68,773
Loan receivable, net                                                             50,965       46,558            49,339       37,058
Investment and mortgage-backed securities, available for sale                    14,567       19,223            18,109       22,003
Cash and cash equivalents                                                         3,034        8,432             2,686        5,897
Deposits                                                                         51,285       46,577            46,783       40,709
FHLB advances                                                                    11,700       13,200            14,200       13,400
Total stockholders' equity                                                       13,613       13,477            13,454       13,558

                                                                              For Nine Months Ended              For Year Ended
                                                                                    June 30,                    September 30,
                                                                          --------------------------     --------------------------
                                                                                 2003(1)      2002(1)            2002         2001
                                                                          --------------------------     --------------------------
Interest income                                                                   3,229        3,239             4,383        4,404
Interest expense                                                                  1,401        1,701             2,226        2,749
Net interest income                                                               1,828        1,538             2,127        1,655
Provision for loan losses                                                            35           15                30            -
Non-interest income                                                                 106           86               115          110
Non-interest expense                                                              1,451        1,410             2,152        1,470
Income tax (benefit) expense                                                        128           46                (5)          84
Net income                                                                          320          153                95          211

Basic earnings per share                                                           0.40         0.19              0.12         0.27

Diluted earnings per share                                                         0.39         0.19              0.12         0.27

Dividends per share                                                                0.36         0.36              0.48         0.48

Book value per share                                                            $ 16.77      $ 16.61           $ 16.67      $ 17.16



OTHER SELECTED DATA
Performance Ratios:
Return on average assets (net income divided by average total assets)             0.57%        0.29%             0.13%        0.32%

Return on average equity (net income divided by average equity)                   3.14%        2.64%             0.69%        1.57%

Average interest-earning assets to average interest-bearing liabilities         119.55%      120.75%           120.28%      124.35%

Average equity to average assets ratio (average equity divided by                18.01%       19.09%            18.83%       20.25%
average total assets)

Equity to assets at period end                                                   17.07%       18.18%            17.81%       19.71%

Dividend payout ratio                                                            90.00%      189.47%           400.00%      177.77%

------------------
(1) The ratios for the nine month periods are annualized.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following summary unaudited pro forma consolidated financial information for the nine months ended June 30, 2003 and the year ended September 30, 2002 has been adjusted for certain costs and expenses to be incurred as a result of the purchase of 350,000 shares pursuant to this offer. The income statement gives effect to the purchase of shares as of the beginning of each period presented. The balance sheet data gives effect to the purchase of shares as of the balance sheet date. Effect has been given to costs to be incurred in connection with the offer, which are estimated to be $150,000. Such costs will be included as part of the cost of the shares repurchased.

         The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information included in this document. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the offer been completed as of the dates indicated or that may be attained in the future.

                     Crazy Woman Creek Bancorp Incorporated
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          Year Ended September 30, 2002
                  (Dollars in thousands, except per share data)

                                                               350,000 Shares Purchased at
                                                                 $16.00             $18.25
                                                                per share          per share
                                                              -------------     --------------
Interest income                                            (a)        4,324              4,316
Interest expense                                                      2,226              2,226
                                                              -------------     --------------
    Net interest income                                               2,098              2,090
Provision for loan losses                                                30                 30
                                                              -------------     --------------
    Net interest income after provision for loan losses               2,068              2,060
Noninterest income                                                      115                115
Noninterest expenses                                                  2,152              2,152
Income before income taxes                                               31                 23
Income tax expense / (benefit)                             (b)           (5)                (5)
                                                              -------------     --------------
    Net income                                                           36                 28
                                                              =============     ==============

Basic earnings per share                                      $        0.08     $         0.06
                                                              =============     ==============
Diluted earnings per share                                    $        0.08     $         0.06
                                                              =============     ==============

Weighted average shares outstanding                        (c)      445,353            445,353
Weighted average fully diluted shares outstanding          (c)      454,723            454,723


(a) Interest income is reduced assuming a 1.02% rate. The funds used to purchase the shares are primarily cash and short-term investment securities.
(b) Income taxes are not assumed to change.
(c) Shares are reduced by 350,000.

                     Crazy Woman Creek Bancorp Incorporated
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         Nine Months Ended June 30, 2003
                  (Dollars in thousands, except per share data)


                                                                 350,000 Shares Purchased at
                                                                 $16.00             $18.25
                                                                per share         per share
                                                              -------------     --------------
Interest income                                            (a)        3,170              3,162
Interest expense                                                      1,401              1,401
                                                              -------------     --------------
    Net interest income                                               1,769              1,761
Provision for loan losses                                                35                 35
                                                              -------------     --------------
    Net interest income after provision for loan losses               1,734              1,726
Noninterest income                                                      126                126
Noninterest expenses                                                  1,471              1,471
Income before income taxes                                              389                381
Income tax expense / (benefit)                             (b)          128                128
                                                              -------------     --------------
    Net income                                                          261                253
                                                              =============     ==============

Basic earnings per share                                      $        0.58     $         0.56
                                                              =============     ==============
Diluted earnings per share                                    $        0.56     $         0.55
                                                              =============     ==============

Weighted average shares outstanding                        (c)  452,265                452,265
Weighted average fully diluted shares outstanding          (c)  463,997                463,997


(a) Interest income is reduced assuming a 1.02% rate. The funds used to purchase the shares are primarily cash and short-term investment securities.
(b) Income taxes are not assumed to change.
(c) Shares are reduced by 350,000.

                     Crazy Woman Creek Bancorp Incorporated
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               September 30, 2002
                             (Dollars in thousands)


                                                                350,000 Shares Purchased at
                                                                 $16.00             $18.25
                                                                per share          per share
                                                              -------------      -------------
ASSETS
Cash and cash equivalents                                  (a)       (2,314)            (2,314)
Investment securities available-for-sale                   (a)       17,359             16,572
Stock in Federal Home Loan Bank of Seattle, at cost                   1,200              1,200
Loans receivable, net                                                49,339             49,339
Accrued interest receivable                                             420                420
Premises and equipment, net                                           3,282              3,282
Other assets                                                            485                485
                                                              -------------      -------------
      Total assets                                                   69,771             68,984
                                                              =============      =============

LIABILITIES
Deposits                                                             46,783             46,783
Advances from Federal Home Loan Bank                                 14,200             14,200
Other liabilities                                                     1,084              1,084
                                                              -------------      -------------
      Total liabilities                                              62,067             62,067

STOCKHOLDERS' EQUITY
Common stock                                                            106                106
Additional paid-in capital                                           10,139             10,139
Unearned ESOP/MSBP shares                                              (411)              (411)
Retained earnings                                                     6,858              6,858
Accumulated other comprehensive income, net                             236                236
Treasury stock                                             (b)       (9,224)           (10,012)
                                                              -------------      -------------
      Total stockholders' equity                                      7,704              6,917
                                                              -------------      -------------

      Total liabilities and stockholders' equity                     69,771             68,984
                                                              =============      =============


(a) Cash and investment securities have been reduced to reflect the cash required for the repurchase and the expected expenses of the offering.

(b) Treasury stock reflects the increase in treasury stock and the expected expenses of the offering.

                     Crazy Woman Creek Bancorp Incorporated
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 2003
                             (Dollars in thousands)


                                                                 350,000 Shares Purchased at
                                                                 $16.00               $18.25
                                                                per share           per share
                                                              -------------        ------------
ASSETS
Cash and cash equivalents                                  (a)        3,432               3,432
Investment securities available-for-sale                   (a)       13,817              13,030
Stock in Federal Home Loan Bank of Seattle, at cost                   1,258               1,258
Loans receivable, net                                                50,965              50,965
Accrued interest receivable                                             336                 336
Premises and equipment, net                                           3,594               3,594
Other assets                                                            579                 579
                                                              -------------        ------------
      Total assets                                                   73,981              73,194
                                                              =============        ============

LIABILITIES
Deposits                                                             51,285              51,285
Advances from Federal Home Loan Bank                                 11,700              11,700
Other liabilities                                                     3,133               3,133
                                                              -------------        ------------
      Total liabilities                                              66,118              66,118

STOCKHOLDERS' EQUITY
Common stock                                                            106                 106
Additional paid-in capital                                           10,156              10,156
Unearned ESOP/MSBP shares                                              (380)               (380)
Retained earnings                                                     6,907               6,907
Accumulated other comprehensive income, net                             274                 274
Treasury stock                                             (b)       (9,200)             (9,988)
                                                              -------------        ------------
      Total stockholders' equity                                      7,863               7,076
                                                              -------------        ------------

      Total liabilities and stockholders' equity                     73,981               73,194
                                                              =============        ============

(a) Cash and investment securities have been reduced to reflect the cash required for the repurchase and the expected expenses of the offering.
(b) Treasury stock reflects the increase in treasury stock and the expected expenses of the offering.


         ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

         The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the SEC: 1801 California Street, Suite 4800, Denver, Colorado, 80202 and 500 Key Bank Tower, Suite 500, 50 South Main Street, Salt Lake City, UT 84144. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.


          SEC FILINGS                     PERIOD OR DATE FILED

     Annual  Report on Form 10-KSB      Year ended September 30, 2002

     Quarterly Report on Form 10-QSB    Quarter ended June 30, 2003

     Proxy Statement for 2003           Filed January 2, 2003
     Annual Meeting of Stockholders


         We incorporate these documents and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at 106 Fort Street, Buffalo, Wyoming 82834, telephone: (307) 684-5591. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

10. EFFECTS OF OUR OFFER ON THE MARKET FOR OUR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

         Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. The shares are currently traded on the Nasdaq SmallCap Market. There can be no assurance that shareholders will be able to find willing buyers for their shares after the offer.

         The shares are registered pursuant to Section 12(g) of the Exchange Act, which requires us, among other things, to furnish certain information to our shareholders and the SEC, comply with the SEC's proxy rules in connection with meetings of our shareholders and to file periodic reports with the SEC pursuant to Section 13 of the Exchange Act. We believe that our shares are eligible for deregistration under the

Exchange Act, as there are currently fewer than 300 holders of record of our shares, and, following completion of the offer, we intend to apply to the SEC to deregister the shares and suspend the requirement to file periodic reports. Termination of our reporting duty would substantially reduce the public information available concerning us and would make us ineligible to have quotations for our shares available on the on the Nasdaq SmallCap Market. Accordingly, following completion of our Offer, we expect our shares of common stock will no longer be quoted on the Nasdaq SmallCap Market and we will no longer file periodic and other reports with the SEC.

         Our shares are not "margin securities" under the rules of the Federal Reserve Board and will continue to not be "margin securities" following the purchase of shares under the offer for purposes of the Federal Reserve Board's margin rules and regulations.

         The Savings and Loan Holding Company Act and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the offer, the ownership interest of any shareholder of ours is increased over these thresholds, such shareholder may be required to reduce its ownership interest in us or file a notice with regulators. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the offer.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

         Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

12. EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

         We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         Subject to  compliance  with  applicable  law,  we further  reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Offer - 6. Conditions of Our Offer" have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

         Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

         If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

          o increase or decrease the range of prices to be paid for the shares,

          o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

          o    decrease the number of shares being sought in our offer, and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 12, then our offer will be extended until the expiration of such period of ten business days.

13.  FEES AND EXPENSES.

         We have retained D.F. King & Co., Inc. to act as our information agent in connection with our offer. D. F. King & Co., Inc. as information agent, may contact shareholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. D.F. King & Co., Inc. will receive reasonable and customary compensation in connection with our offer.

         Computershare Trust Company Inc., as the depositary for our offer, will be reimbursed for certain out-of-pocket costs in connection with our offer.

         No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding our offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the information agent or the depositary for purposes of our offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

         The estimated costs and fees to be paid by us in connection with the offer are as follows:


                  Financial advisor fees..................     $ 50,000
                  Accounting fees.........................        5,000
                  Legal fees..............................       50,000
                  Commission filing fees..................          809
                  Printing and mailing expenses...........       15,000
                  Depositary fees.........................       10,000
                  Information agent fees..................       10,000
                  Out-of-pocket and miscellaneous.........        9,191
                                                               --------

                  Total...................................     $150,000
                                                               ========


14.  MISCELLANEOUS.

         This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

         We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, Crazy Woman Creek has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "The Offer - 9. Information About Us and the Shares" with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR
REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CRAZY WOMAN CREEK OR THE INFORMATION AGENT.



                                          CRAZY WOMAN CREEK BANCORP INCORPORATED







October 3, 2003

                                   SCHEDULE I

         1.       Directors and Executive Officers

         Set forth below is a list of Crazy Woman Creek's directors and executive officers and for each, a description of the following: (i) beneficial securities ownership; (ii) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted; and (iii) material occupations, positions, offices or employment during the past five years. Unless otherwise noted below, the business address of each of the following persons is 106 Fort Street, Buffalo, Wyoming 82834.

         Each of the individuals listed below is a United States citizen. Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                                                      Shares of
                                                                    Common Stock         Percent
                                                                    Beneficially            of
Name                             Position                             Owned (1)           Class
----                             --------                             ---------           -----

Deane D. Bjerke                  Director                               17,336  (2)        2.03%

Thomas J. Berry                  Director                               17,706  (3)(4)     2.07%

Greg L. Goddard                  Director                               18,406  (3)(4)     2.15%

Douglas D. Osborn                Director                               18,406  (3)(4)     2.15%

Sandra K. Todd                   Director                               17,261  (3)(4)     2.02%

Richard Reimann                  Chairman of the Board                  18,406  (3)(4)     2.15%

Gary J. Havens                   President and Chief Executive
                                 Officer                                 3,200  (5)         *  %

John B. Snyder                   Vice President and Chief Financial
                                 Officer                                 9,833  (6)        1.15%

Jon S. Carlisle                  Senior Vice President and Chief
                                 Lending Officer                         1,400  (7)         *  %

All directors and executive                                            122,854  (8)       14.38%
officers as a group (9
persons) (Footnotes on next page)

----------------------------------
*    Less than 1%.
(1) Beneficial ownership as of September 30, 2003. Includes shares of Common Stock held directly as well as by spouses or minor children, in trust, and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated.
(2) Includes 6,198 shares allocated under the ESOP. Include options to purchase 3,870 shares of Common Stock.
(3) Excludes 58,689 shares of Common Stock held under the ESOP for which such individual serves as either a member of the ESOP Committee or as an ESOP Trustee. Such individual disclaims beneficial ownership with respect to shares held in a fiduciary capacity. As of September 30, 2003, 30,428 shares have been allocated under the ESOP to participant accounts.
(4)  Includes options to purchase 5,290 shares of Common Stock.
(5) Includes 1,600 shares of restricted stock awarded under the MSBP that have been awarded but are not vested. Includes options to purchase 1,000 shares of Common Stock.
(6) Includes 2,410 shares allocated under the ESOP. Include 800 shares of restricted stock awarded under the MSBP that have been awarded but are not vested. Include options to purchase 5,433 shares of Common Stock.
(7) Includes 1,200 shares of restricted stock awarded under the MSBP that have been awarded but are not vested. Includes options to purchase 800 shares of Common Stock.
(8) Includes 21,448 shares of restricted stock awarded under the MSBP that have been awarded but are not vested. Includes options to purchase 37,953 shares of Common Stock. Includes 8,608 shares allocated to executive officers under the ESOP.

         Deane D. Bjerke has been with the Bank since 1987 and from November 1995 to May 2002, he served as the President and Chief Executive Officer of the Bank and the Company. In April 1996 he became a Director. Prior to November 1995, Mr. Bjerke served as the Bank's Executive Vice President. In November 2002, Mr. Bjerke was elected to a four-year term serving on the Lake DeSmet Conservation District. He has held this office since January 1997. He is a member of the local Kiwanis Club, past Chairman of the Johnson County Library Board of Directors, a member of the Buffalo Housing Authority, and Joint Powers Board for the Regional Museum.

         Thomas J. Berry has been a Director of the Bank and the Company since 1995. He is a Veterinarian and major stockholder of Big Horn Veterinary Hospital, and has been in that position since 1976. He is a member of the local Hospital Board and Fire Department.

         Richard Reimann has been a Director of the Bank since 1978 and of the Company since its incorporation in December 1995. He has been an owner of Reimann Oil Co., Inc. since 1960. He is a member of the Buffalo Rotary Club and Buffalo Chamber of Commerce and is past director of Big Horn Economic Development Corporation, a local economic development group.

         Sandra K. Todd has been a Director of the Bank and the Company since January 1996. She and her husband have been owners of The Sports Lure, Buffalo, Wyoming, a sporting goods store, since 1968. She serves on the advisory boards of Buffalo School District and the Johnson County Memorial Hospital and is a member of the Discover Buffalo Promotion Committee.

         Greg L. Goddard has been the Secretary and Director of the Bank since 1989 and of the Company since its incorporation in December 1995. He is a partner of the law firm Goddard, Wages & Vogel and has been with the firm for 20 years. Mr. Goddard was Johnson County Attorney for 23 years. The law firm of Goddard, Wages & Vogel has done limited legal work for the Bank.

         Douglas D. Osborn has been a Director of the Bank and the Company since 1995. He has been the co-owner of Big Horn Highlands Ranch for the past eight years. He has served as a member of the

                                       II

Johnson County Planning Commission, Chairman of the Johnson County Republican Party, Moderator of The Union Congregational Church and President of the American Highlands Cattle Association. In November 2002, Mr. Osborn was re-elected to a two-year term in the House of Representatives of the Wyoming State Legislature. He has held this office since January 1997.

Executive Officers Who Are Not Directors:

         Gary J. Havens has been with the Bank since May 2002. He currently serves as the President and Chief Executive Officer. From 1991 to March of 2002, Mr. Havens was President, Senior Vice President of Commercial Lending, Senior Vice President for Regional Loan Production, Senior Vice President of Regional Credit Administration, Vice President and Senior Loan Officer with Community First Bancshares (formerly Key Bank of Wyoming) in Casper and Cheyenne, Wyoming. Mr. Havens also served as President of First Wyoming Bank in Sheridan, Wyoming from 1982 to 1990. Mr. Havens is a member of the Buffalo Rotary Club.

         John B. Snyder has served as the Vice President and Chief Financial Officer of the Company and the Bank since June 1998. Prior to joining the Bank, Mr. Snyder was a staff accountant from July 1996 for Macy, Mason, Schwartzkopf & Killmer, LLC, Casper, Wyoming and a staff accountant for McGladrey & Pullen, LLP, Casper, Wyoming from December 1993 to June 1996. He is the president elect and a member of the Board of Directors of the local Kiwanis Club, a volunteer for the local Hospice Chapter and a member of the Knights of Columbus. He is a past member of the Board of Directors and Treasurer of the Buffalo Children's Center.

         Jon S. Carlisle has served as the Senior Vice President and Chief Lending Officer of the Company and the Bank since July 2002. Prior to that he was a Commercial Lender with Community First Bancshares in Kemmerer, Wyoming form 1999 to 2002. Mr. Carlisle served as the Lincoln County Treasurer from 1997 to 1999. From 1993 to 1997 Mr. Carlisle served as Commercial Banker with Key Bank of Wyoming in Kemmerer, Wyoming.

                                       III

         2.       Principal Shareholders

         The following table lists the name and address of each person or group who beneficially own more than 5% of Crazy Woman Creek's outstanding shares of common stock. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock.


                                                                                      Percent of Shares
                                                              Amount and Nature of     of Common Stock
Name and Address of Beneficial Owner                          Beneficial Ownership      Outstanding
------------------------------------                          --------------------      -----------
Buffalo Federal Savings Bank Employee                               58,800(1)            7.20%
Stock Ownership Loan ("ESOP")
106 Fort Street, P. O. Box 1020
Buffalo, Wyoming 82834


Enterprise Group of Funds -                                         50,000(2)            6.12%
Small Company Value Fund
3343 Peachtree Rd., N.E., Suite 450
Atlanta, Georgia 30326

Jeffrey L. Gendell                                                  43,500(3)            5.33%
200 Park Avenue
Suite 3900
New York, New York 10166

The Burton Partnership, Limited Partnership                         65,000(4)            7.96%
P.O. Box 4643
Jackson, Wyoming 83001

Gabelli Asset Management Inc.                                       76,700(5)            9.39%
One Corporate Center
Rye, New York 10580-1435

(1) The ESOP purchased such shares for the exclusive benefit of plan participants with funds borrowed from the Company. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The Board of
     Directors has appointed a committee consisting of the non-employee directors of the Company to serve as the ESOP administrative committee ("ESOP Committee") and to serve as the ESOP trustees ("ESOP Trustees"). The ESOP Committee or the Board instructs the ESOP Trustees regarding investment of ESOP plan assets. The ESOP Trustees must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received will be voted by the ESOP Trustees as directed by the ESOP Committee. As of September 30, 2003, 30,857 shares have been allocated under the ESOP to participant accounts.
(2)  Based on  Schedule  13G  filed  with the SEC on May 25,  2001.
(3)  Based on Schedule 13D filed with the SEC on June 18, 2001.
(4)  Based on Schedule 13D filed with the SEC on April 20, 1999.
(5)  Based on an amended Schedule 13D filed with the SEC on February 5, 2001.

                                       IV

3.   Securities Transactions

During the 60 days prior to October 3, 2003, Crazy Woman Creek and its executive officers and directors did not effect any transactions in the common stock.

                                        V

                                                                       EXHIBIT I

                            JANNEY MONTGOMERY SCOTT

                               INVESTMENT BANKING

                                Established 1832




October 2, 2003

The Board of Directors
Crazy Woman Creek Bancorp, Inc.
106 Fort Street
P.O. Box 1020
Buffalo, Wyoming 82834


Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Crazy Woman Creek Bancorp, Inc. (the "Company"), of the pricing range, $16.00 to $18.25, of the Tender Offer.

         Janney Montgomery Scott LLC, as part of its investment banking business, is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of financial institutions, we have experience in, and knowledge of, the valuation of financial institutions. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of the Company, including among other things, the following: (i) a draft of a Schedule TO relating to the proposed tender offer dated October 3, 2003, which we assumed would correspond in all material respects to the Schedule TO as filed with the Securities and Exchange Commission; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2002 of the Company; (iii) certain Quarterly Reports on Form 10-Q of the Company and certain other communications from the Company to its stockholders; (iv) the most recent regulatory safety and soundness report, compliance report and Community Reinvestment Act Report; (v) the internal loan classification list, OREO list and delinquency list; (vi) the 2002 fiscal budget; (vii) details on the ESOP and stock option plans; and (viii) other financial information concerning the businesses and operations of the Company furnished to us by the Company for purposes of our analysis.

         We have also held discussions with senior management of the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects of the Company and such other matters, as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

                            JANNEY MONTGOMERY SCOTT

                               INVESTMENT BANKING


                                                                 October 2, 2003
                                                          The Board of Directors
                                                 Crazy Woman Creek Bancorp, Inc.
                                                                          Page 2



        In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. With your consent, we relied on advice of counsel and independent accountants to the Company as to legal and financial matters concerning the Company and the tender offer, and assumed that the tender offer will be conducted in a manner that complies in all respects with applicable statutes, law, rules and regulations. With respect to the financial impact to shareholders of the Company who will have an ongoing equity interest in the Company after completion of the tender offer, we considered only the financial impact on the Company of the consideration to be offered in the tender offer, and did not ascribe a material financial impact to the regulatory or legal considerations associated with the effects of the proposed transaction. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for the Company are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of the Company, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) a transaction summary of the financial terms of the Modified Dutch Auction, including the aggregate consideration relative to tangible book value per share and fully diluted earnings per share of the Company; (ii) the financial terms, financial condition, operating performance, and market areas of recently completed mergers and acquisitions of comparable financial institution entities, along with trading and financial multiples of comparable institutions; and (iii) a discounted cash flow analysis for the Company. We also considered the reduced marketability characteristics of the Company's common stock. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the tender range as described in the Tender Offer. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

        It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent; provided however, that the Company may include the opinion in its entirety as an exhibit or appendix to any report, statement, or schedule filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934

                            JANNEY MONTGOMERY SCOTT

                               INVESTMENT BANKING


                                                                 October 2, 2003
                                                          The Board of Directors
                                                 Crazy Woman Creek Bancorp, Inc.
                                                                          Page 3




in connection with the Tender Offer.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the pricing range of the Tender Offer is fair and equitable, from a financial point of view, to shareholders of the Company.



Very truly yours,


/s/JANNEY MONTGOMERY SCOTT LLC

JANNEY MONTGOMERY SCOTT LLC

                        THE DEPOSITARY FOR OUR OFFER IS:


                        COMPUTERSHARE TRUST COMPANY INC.

          By hand delivery, overnight delivery, express or first class mail:

                          350 Indiana Street, Suite 800
                                Golden, CO 80401
                     Facsimile Transmission: (303) 262-0606
         Confirm Facsimile Receipt by telephone: (303) 262-0600 (x4732)


The letter of transmittal and certificates for shares an any other required documents should be sent or delivered by each Crazy Woman Creek shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.


Any questions or requests for assistance may be directed to the information agent at its telephone number and address set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the depositary.



                     THE INFORMATION AGENT FOR THE OFFER IS:



                             D.F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                 Banks and Brokers call collect: (212) 269-5550
                    All others call Toll Free: (800) 347-4750